LOAN AGREEMENT

(Revolving Line of Credit)

THIS LOAN AGREEMENT (as it may be amended, supplemented, extended or renewed from time to time, the "Agreement") is made as of August 7, 2006 by and among PFGI II, LLC., a Colorado limited liability company, (the "Lender"), GOOD TIMES DRIVE THRU, INC., a Colorado corporation ("Borrower") and GOOD TIMES RESTAURANTS INC., a Nevada corporation ("Co-Maker").

For valuable consIderation, the parties agree as follows:

  DEFINITIONS

    Definitions. The following terms shall have the following meanings:

  "Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition and the definition of Change of Control, "control" and its correlative terms means the possession of either (a) beneficial ownership of, or the right and power to vote, 30% or more of any class of voting securities (or other ownership interests) of the controlled Person; or (b) the possession, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

  "Applicable Laws" means the following, in effect now or in the future: (a) all statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, and governmental guidance of each Governmental Authority having jurisdiction over any of the Borrower Parties, the Premises, or the transactions contemplated by this Agreement.

  "Bankruptcy Event" means any of the following: Borrower or any other Borrower Party (a) is unable or admits in writing such Person's inability to pay its monetary obligations as they become due; (b) makes a general assignment for the benefit of creditors; (c) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for such Person or any of such Person's assets, or in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for such Person or any of such Person's assets and such appointment is not discharged within 60 days; (d) commences any case under the Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended (the "Bankruptcy Code") or under any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar federal, state, or foreign law; (e) has commenced against it any case under the Bankruptcy Code or under any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law and with respect to any such case or proceeding, such case or proceeding is not dismissed with prejudice within 60 days of the filing thereof; or (f) has all or any part of its property attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within 30 days of the date thereof.

  "Borrower Parties" means Borrower, Co-Maker and their respective Affiliates.

  "Capital Lease" means any lease that would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Borrower.

  "Change of Control" means a change in control of any of the Borrower Parties, voluntary or involuntary, including a change in control resulting from direct or indirect transfers of beneficial ownership of, or the right and power to vote stock or other ownership interests, whether in one or a series of transactions.

  "Collateral" means all of Borrower's right, title and interest in (a) the leasehold estate in each Premises pursuant to the Leases and (b) the business assets of Borrower located at each Premises, as described in the Deeds of Trust and Security Agreement.

  "Commitment Fee" means $10,000.00.

  "Debt" means the sum of: (a) obligations for borrowed money or evidenced by bonds, debentures, notes, acceptances, or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (b) obligations representing the deferred purchase price of property or services; (c) obligations with respect to Capital Leases; and (d) any other obligation for borrowed money or other financial accommodation (direct or contingent), whether evidenced by a note, instrument, guaranty or other writing and whether contingent, unliquidated or disputed.

  "Deed of Trust" or "Deeds of Trust" means individually and collectively each Leasehold Deed of Trust and Assignment of Rents of even date herewith (as amended, supplemented, extended, restated or otherwise amended from time to time) covering the Premises and executed by Borrower in connection with the Loan.

  "Default Rate" means the "Default Rate" specified in the Note.

  "Excluded Losses" means Losses suffered by an Indemnified Party to the extent directly arising out of the gross negligence or willful misconduct of such Indemnified Party; however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Lender's interest in the Collateral or Lender's failure to act in respect of matters which are or were the obligation of Borrower.

  "GAAP" means generally accepted accounting principles consistently applied.

  "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority.

  "Indemnified Parties" means Lender, its Affiliates, and their respective directors, officers, and shareholders; together with the employees, agents, servants, representatives, contractors, subcontractors, subsidiaries, successors and assigns of any of the foregoing and including any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lender and further including any Person who acquires all or any portion of Lender's interests in the Note, the Loan, or its rights under any of the Loan Documents, including servicing rights.

  "Improvements" means any and all buildings and other improvements at any time located on any Premises, including all items of property that are now or hereafter attached or affixed to such buildings or other improvements (or any portion thereof), such as HVAC systems, plumbing and electrical systems, telephone, CATV, and computer wiring, fans, air ducts, hoods, vents, built-in sinks, built-in countertops, sign poles or lighting poles, and any other items of equipment, machinery or other property that are so attached or affixed to the buildings or other improvements that the removal of such items would materially damage or substantially destroy either such items or the building or other improvement (or portion thereof) to which such items are affixed, all of which, together with the buildings and improvements are intended and agreed to be fixtures and part of the real property.

  "Lease" or "Leases" means individually and collectively (i) the ground lease between Borrower and McWhinney Enterprises relating to the Loveland Premises (described below), (ii) the ground lease between Borrower and Jordan Perlmutter relating to the Thornton Premises (described below), (iii) the ground lease between Borrower and Brookhill V Acquisition, LLC relating to the Wadsworth Premises (described below), (iv) the ground lease between Borrower and Dwaine Richter relating to the Youngfield Premises (described below), (v) the lease between Borrower and Walter Morris relating to the Boulder Premises (described below) and (vi) the lease between Borrower and Debra Robbins and Pamela Overmiller relating to the Ft. Collins Premises (described below), together with all amendments, extensions, supplements, and exhibits to such leases, as in effect on the Closing and in the future. The Leases are more particularly described on Exhibit B attached hereto.

  "Loan" means the financing provided by Lender to Borrower in accordance with this Agreement and the other Loan Documents.

  "Loan Documents" means, collectively, this Agreement, the Note, the Deeds of Trust, the Security Agreement and all other financing statements, agreements, documents, and instruments now or in the future evidencing, guarantying or securing the Obligations, all as they may be amended, supplemented, extended or renewed from time to time.

  "Losses" means all claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement, and damages of whatever kind or nature (including reasonable attorneys' fees, court costs and other costs of defense).

  "Material Adverse Change" means the occurrence of any other event, circumstance, or condition with respect to Borrower, that, alone or when taken with other events or conditions occurring or existing concurrently with such change, fact, event, circumstance or condition, materially and adversely affects or is reasonably expected to materially and adversely affect (i) the ability to perform the Obligations by, or the likelihood of performance of the Obligations by Borrower or any other Person (other than Lender and its Affiliates) that is obligated with respect to the Obligations; (ii) the legality, validity, or binding nature of any of the Obligations or the ability of Lender to enforce its rights or remedies under any Loan Document; (iii) Borrower's rights in the Collateral or in any other material asset of Borrower; or (iv) any lien or encumbrance, or the priority of the same, securing any of the Obligations. The occurrence of any Bankruptcy Event is also a Material Adverse Change.

  "Note" means the promissory note executed by Borrower and Co-Maker in favor of Lender evidencing the Loan, as amended, supplemented, restated, substituted or renewed from time to time.

  "Obligations" means all unpaid principal, accrued and unpaid interest, prepayment premiums and fees, and all other indebtedness due under the Note and all other accrued and unpaid fees, expenses, reimbursements, indemnities, and other obligations of Borrower and all other Borrower Parties to Lender or any of the Indemnified Parties arising under any of the Loan Documents, the Related Agreements, and any renewals, extensions, and modifications thereof.

  "Permitted Concept" means a Good Times Burgers and Frozen Custard restaurant or a Good Times and Taco Johns co-branded restaurant.

  "Permitted Exceptions" means: (a) the lien for current real property taxes and assessments, not yet due and payable; (b) liens and security interests in favor of Lender; (c) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued by Title Company to Lender and approved by Lender in its sole discretion; (d) the Leases; and (e) any other matters which have been approved in writing by Lender.

  "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, or Governmental Authority.

  "Premises" means the "Thornton Premises," "Loveland Premises," "Wadsworth Premises", "Youngfield Premises", "Boulder Premises" and "Ft. Collins Premises" each as identified and legally described on Exhibit A hereto, together with all of the Improvements and all other rights and privileges appurtenant to such real estate.

  "Security Agreement" means individually and collectively, each Security Agreement and Collateral Assignment of Lease of even date herewith covering the portion of the Collateral located at the Boulder Premises and Ft. Collins Premises.

  "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

  THE TRANSACTION

    The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make the Loan to Borrower and Borrower agrees to borrow the Loan from Lender. The Loan is a revolving line of credit. Prior to the maturity date under the Note, the Loan may be drawn, repaid and drawn again in unlimited repetitions so long as (a) the aggregate amount outstanding under the Loan shall not exceed $1,000,000.00 and (b) no uncured Event of Default has occurred beyond the applicable cure period.

    The Note. The Loan will be evidenced by the Note and secured by the Collateral, as provided in the Deeds of Trust and Security Agreement. Borrower shall repay the outstanding principal amount of the Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Note and the other Loan Documents.

    Fees, Costs, and Expenses.

        Commitment Fee. At Closing, Borrower agrees to pay to Lender a Commitment Fee in the amount of $10,000.00.

        Other Costs and Expenses to be Paid by Borrower. Borrower agrees to pay to Lender, at Closing, all reasonable out-of pocket costs and expenses incurred by Lender in connection with the Loan (collectively, "Transaction Costs"), including (i) those incurred by Lender in connection with Lender's underwriting and closing due diligence and the negotiation, documentation, and closing of the Loan; and (ii) costs for inspections and inspection reports; costs for UCC search reports; escrow costs; recording, filing, and transfer fees and taxes; appraisal costs; title search and title insurance charges; costs for environmental reports and environmental testing; and survey costs.

        Deposits. Any deposits paid by Borrower to Lender prior to entering into this Agreement, whether on account of Transaction Costs or the Commitment Fee, shall be applied at the Closing to the payment of Transaction Costs and the Commitment Fee. If the total amount of the deposits made by Borrower exceeds the Transaction Costs and Commitment Fee, the excess shall be returned to Borrower at the time of Closing.

    Purpose of the Loan. The proceeds of the Loan shall be used by Borrower for the construction of Improvements for a Good Times Burgers & Frozen Custard restaurant on each of the Thornton Premises and Loveland Premises.

    Closing; Disbursements. The Closing of the Loan ("Closing") shall occur after all conditions precedent set forth below have been satisfied or waived by Lender. The date on which the Closing occurs is the "Closing Date". The Loan will be advanced by wire transfer of immediately available funds, subject to any prorations and adjustments required by this Agreement, in installments on the 10th day of each month and in amounts approved by Lender based upon construction costs for the Improvements and other documentation provided by Borrower as required by Lender.

    Conditions Precedent. The obligation of Lender to consummate the transaction contemplated by this Agreement and to make the Loan is subject to the satisfaction of each of the following conditions, unless waived in writing by Lender, in its sole and absolute discretion:

        Due Diligence. Lender shall have conducted such due diligence with respect to the Borrower Parties, the Collateral, and the transaction as Lender deems appropriate, and the results of such due diligence are satisfactory to Lender.

        No Material Adverse Change. Lender shall have determined that (i) no Material Adverse Change has occurred since the time of issuance of Lender's commitment for the Loan; and (ii) there are no facts or circumstances existing and not previously disclosed in writing to Lender with respect to Borrower, the Collateral, or the transaction that, in Lender's sole judgment, if known to Lender at the time Lender issued its commitment, would have caused Lender to decline to issue the commitment.

        Loan Documents. Lender shall have received each of the Loan Documents, duly executed and, where appropriate, acknowledged, by all of the parties to such documents and in form and substance satisfactory to Lender.

        Title Insurance. The Deeds of Trust shall have been recorded, and the title company selected by Lender to close the Loan (the "Title Company") shall be unconditionally committed to issue to Lender an ALTA lenders' title insurance policy with respect to all of the leasehold Collateral in such form, in such amounts, and with such endorsements as Lender may reasonably require.

        Payment of Costs, Expenses and Fees. All costs, expenses and fees to be paid by Borrower under the Loan Documents on or before the Closing will have been paid in full.

        Insurance. Borrower, at its expense, shall obtain and deliver to Lender evidence of insurance on the Improvements in an amount equal to the replacement cost of the insured Improvements and personal property related thereto. All insurance policies obtained by Borrower with respect to the Improvements shall name Lender as an additional insured.

  Upon fulfillment or waiver of all of the above conditions, Lender shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

  REPRESENTATIONS AND WARRANTIES

  Borrower acknowledges and agrees that (a) the representations and warranties in this Article are a material consideration to Lender; (b) Lender is relying on the correctness and completeness of all of these representations and warranties in entering into this transaction and making the Loan; and (c) these representations and warranties are true and accurate as of the date of this Agreement and will be true and accurate as of the Closing as if made on the Closing Date. Accordingly, Borrower represents, warrants, and certifies to Lender that:

    Borrower Organizational Status; Power and Authority. Borrower and Co-Maker are each a corporation, duly organized or formed, validly existing and in good standing under the laws of their respective state of incorporation. Borrower has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform the Loan Documents to which Borrower is a party (collectively, the "Borrower Loan Documents").

    Due Authorization and Execution; Performance; No Conflicts. All necessary entity action has been taken to authorize the execution, delivery, consummation, and performance by Borrower of the Borrower Loan Documents and by Co-Maker of the Note. The person(s) executing the Borrower Loan Documents on behalf of Borrower and Co-Maker are duly authorized to do so. No approval, authorization, consent, certificate, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the authorization, execution, delivery, consummation, or performance by Borrower or Co-Maker of the Borrower Loan Documents. The authorization, execution, delivery, consummation, and performance by Borrower and Co-Maker of the Borrower Loan Documents will not conflict with or violate any of Borrower's or Co-Maker's organizational documents or any Applicable Laws or result in any default (or any event, that with the giving of notice or the passage of time, or both, would constitute a default) under any document, instrument or agreement to which Borrower or Co-Maker is a party or by which Borrower or Co-Maker or any of their assets are bound.

    Binding Obligations. This Agreement and the other Borrower Loan Documents have been duly executed and delivered by Borrower and Co-Maker, as applicable, and constitute the legal, valid and binding obligations of Borrower and Co-Maker, as applicable, enforceable against Borrower and Co-Maker, as applicable, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

    Non-Foreign Status. Borrower and Co-Maker are not a "foreign corporation", "foreign partnership", "foreign trust", "foreign estate" or "foreign person," as those terms are defined by the Internal Revenue Code of 1986, as amended.

    Litigation and Condemnation. There is no action, suit, investigation, proceeding or arbitration at law or in equity, including condemnation proceedings or proceedings in lieu of condemnation, pending or, to the best of Borrower's knowledge, threatened against or affecting any of the Collateral.

    Defaults. Borrower is not in default under and, to the best of Borrower's knowledge, no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default under any of the Leases.

    Compliance with the Loan Documents. Borrower is in compliance with each and every provision of the Borrower Loan Documents. All representations and warranties of Borrower in the Borrower Loan Documents are true and complete.

    Title to Assets; Liens. Borrower has good, sufficient and legal title to all properties and assets reflected in its most recent balance sheet delivered to Lender, except for assets disposed of in the ordinary course of business since the date of such balance sheet. Borrower is the owner of a leasehold interest in each Premises pursuant to the Leases and owns the balance of the Collateral, all free from any lien, claim, security interest or encumbrance of any kind whatsoever, excepting only the Permitted Exceptions.

    Access; Encroachments. To the best of Borrower's knowledge, permanent, legal access is available to each Premises from a physically open and dedicated public right-of-way, all Improvements are located within the boundary lines of each Premises and do not encroach upon the land of any adjacent owner; no improvements of any third person encroach upon any Premises; and no person has any unrecorded right, title or interest in any Premises, whether by right of adverse possession, prescriptive easement or otherwise.

    Utilities. Adequate public or private utilities are available at each Premises to permit utilization of each Premises as a Permitted Concept and all utility connection fees and use charges will have been paid in full prior to delinquency.

    Compliance with Applicable Law. Each Premises and the operations of Borrower at each Premises are in compliance with all Applicable Laws, except for such noncompliance which has not resulted in, and is not reasonably expected to result in, a Material Adverse Change.

    Permits and Licenses. All required licenses and permits, both governmental and private, to use and operate each Premises as a Permitted Concept are (or will be with respect to the Loveland Premises) in full force and effect, except for such licenses and permits the failure of which to obtain has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change.

    Leases. Borrower has delivered to Lender a true, correct and complete copy of the Leases. The Leases are in full force and effect. Borrower is the sole owner of the entire interest of the lessee under the Leases, and Borrower's interests in the Leases have not been assigned, transferred, subleased, mortgaged, hypothecated or otherwise encumbered. No notice of default from Lessor has been received by Borrower under the Leases that has not been cured and no notice of default to Lessor has been given under the Leases that have not been cured. To the best of Borrower's knowledge, except with respect to the requirement in certain Leases to obtain the Lessor's consent to any assignment or encumbrance of Borrower's interest in the Lease (which shall be satisfied before Closing), no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Leases.

    Payment of Taxes. All federal, state, and local tax returns and reports of Borrower required to be filed by it have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets and income which are due and payable have been paid in full. Borrower knows of no proposed tax, assessment, fee or other governmental charge that, if imposed, would result in a Material Adverse Change, and Borrower has not contracted with any Governmental Authority in connection with such tax, assessment, fee, or other governmental charge.

    Information. All information provided to Lender by Borrower (other than financial projections), in connection with the Loan (collectively, the "Information") is correct and complete in all material respects as of the date of such Information, and there are no omissions in any of the Information that result in any of the Information being materially incomplete, incorrect, or misleading as of the date of such Information. Borrower acknowledges that Lender is relying on the Information in entering into this Agreement and making the Loan. All financial statements (other than financial projections) included in the Information were prepared in accordance with GAAP and accurately present the financial conditions of Borrower.

    Full Disclosure. There is no fact known to Borrower that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of Borrower which has not been disclosed in this Agreement, the Information, or in other documents, certificates and written statements furnished to Lender prior to the date of this Agreement.

  AFFIRMATIVE COVENANTS

  From and after the Closing and until all of the Obligations are fully paid and performed, Borrower agrees that:

    Organization and Status of Borrower; Preservation of Name and Existence. Borrower will continue to be validly existing and in good standing under the laws of the state of Colorado.

    Condition and Sufficiency of Equipment and other Assets. Borrower will maintain all of its tangible assets necessary or useful in the proper conduct of its business operations in good working order and condition, ordinary wear and tear excepted. Borrower will own and keep at each Premises all equipment, including all machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment, and inventory that are reasonably necessary for the proper and prudent operation of the Premises as a Permitted Concept.

    Future Events. The Loan Documents will remain in full force and effect, without waiver or surrender of any of Lender's rights under the Loan Documents, notwithstanding the occurrence of any one or more of the following: (a) extension of the time of payment of the whole or any part of the Loan; (b) any change in the terms and conditions of the Loan; (c) substitution of any other evidence of indebtedness for the Note; (d) acceptance by Lender of any guaranty, collateral or security of any kind for the payment of any of the Obligations; (e) surrender, release, exchange or alteration of any Collateral or other security, either in whole or in part; or (f) release, settlement, discharge, compromise, change or amendment, in whole or in part, of any claim of Lender against Borrower or any other party secondarily or additionally liable for the payment of any of the Obligations.

    Representations and Warranties. The representations and warranties of Borrower and any other Borrower Party contained in any of the Loan Documents will remain true and complete.

    Leases. Borrower will comply with and perform on a timely basis all of Borrower's obligations under the Leases and will give Lender prompt written notice of the occurrence of any default by Borrower under any Lease and of any notice of default given to Borrower by the lessor under any Lease. Borrower will keep the Leases in full force and effect and will exercise all available options under the Leases such that the terms of the Leases will not expire prior to the Maturity Date, as defined in the Note. Upon request by Lender, Borrower will use commercially reasonable efforts to obtain from each Premises lessor an agreement, in form reasonably satisfactory to Lender, in which such lessor agrees that (a) upon no more than 10 days prior notice, Lender may enter upon the Premises and, during a period of at least 30 days, remove the tangible Collateral in exercise of Lender's rights upon the occurrence of an Event of Default; and (b) lessor, with respect to any statutory landlord's lien or similar right in any of the Collateral that may exist in Lessor's favor, either waives such lien or other rights in favor of Lender or subordinates such lien or other rights to Lender's lien in the Collateral.

    Compliance; Licenses and Permits. Borrower will comply with all Applicable Laws, except for such non-compliance, from time to time, as would not reasonably be expected to result in a Material Adverse Change. Borrower will obtain and maintain in full force and effect at all times all licenses, permits, and approvals, both governmental and private, that are required to use and operate each Premises as a Permitted Concept.

    Taxes and Other Indebtedness. Except for amounts being contested as permitted in the Loan Documents, Borrower will pay and discharge (a) before delinquency all taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, including the Collateral; (b) when due all lawful claims (including claims for labor, materials, and supplies) which, if unpaid, might become a lien or encumbrance upon any of its assets; and (c) when due all its other indebtedness, including trade payables.

    Books and Records. Borrower will maintain and adhere to a standard, modern system of accounting and cash management (including a single, complete, and accurate set of books and records of its assets (including the Collateral), business, financial condition, and operations) in accordance with GAAP.

    Inspections. Borrower will, during normal business hours (or at any time in an emergency), provide Lender and its representatives with access to each Premises and the balance of the Collateral; to all of Borrower's files, correspondence, reports, studies, plans and specifications, and other documents of Borrower relating to any of the Collateral and Borrower's business operations; and to all of Borrower's books and records, including financial records and federal, state, and local tax returns (including any of the foregoing information stored in any computer files). Lender and its representatives may make such inspections, tests, copies, and verifications as Lender reasonably considers necessary; and if any of such inspections, tests, or verifications disclose that Borrower is not in compliance with any of the Obligations, Borrower shall pay, upon demand from Lender, the reasonable out-of-pocket expenses of Lender incurred with respect to such inspections, tests, or verifications.

    Annual Financial Statements. Within 120 days after the end of each fiscal year of Borrower, Borrower will deliver to Lender (a) complete financial statements of Borrower, including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; (b) income statements for the business at the Premises; and (c) such other information (financial or otherwise) as Lender may reasonably request. All such financial statements shall be prepared in accordance with GAAP from period to period and shall be certified to be accurate and complete by Borrower's treasurer, chief financial officer, or other appropriate officer. If the property and business at each Premises is ordinarily consolidated with another business for financial statement purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses, assets and liabilities pertaining to the Premises, with the basis for allocation of overhead or other charges being clearly set forth. The financial statements delivered to Lender need not be audited, but Borrower shall deliver to Lender copies of any audited financial statements of Borrower which may be prepared, as soon as they are available.

    Notices of Litigation. Borrower will give prompt written notice to Lender of any action, event or condition of any nature which might reasonably be expected to result in a Material Adverse Change, or which, with notice or lapse of time or both, would constitute an event of default or a default under any other instrument or agreement to which it is a party or by or to which it or any of its assets may be bound or subject.

    Indemnity. Borrower will, at its sole cost and expense, indemnify, defend, and hold harmless each of the Indemnified Parties for, from and against any and all Losses (other than Excluded Losses) in any way, directly or indirectly incurred or resulting from, relating to, or arising out of (a) Borrower's operations at each Premises and Additional Premises; (b) the Collateral, whether relating to its original design or construction, latent defects, operation, alteration, maintenance, or use by Borrower, its employees, agents, contractors, invitees, or licensees; or (c) any misrepresentation or inaccuracy in any representation or warranty in any of the Loan Documents when made.

    Estoppel Certificate. From time to time and within 15 days after a request from Lender, Borrower will execute, acknowledge and deliver to Lender a certificate certifying to Lender (a) to the best of Borrower's knowledge, whether there are then any existing defaults by Borrower in the performance of its obligations under any of the Loan Documents, and, if there are any such defaults, specifying the nature and extent thereof; and (b) as to such other facts and circumstances as Lender may reasonably request.

    Payment of Certain Costs and Expenses. Borrower will pay to Lender, within 30 days following written demand from Lender, all reasonable out-of pocket costs and expenses incurred by or on behalf of Lender in connection with or relating to (a) enforcement of any of the Loan Documents or the exercise by Lender of any of its rights and remedies under any of the Loan Documents; (b) defense of the legality, validity, binding nature, and enforceability of the Loan Documents and of the perfection and priority of the liens granted under the Loan Documents; (c) gaining possession of, inspecting, holding, repairing, maintaining, preserving, and protecting any Collateral; (d) selling or otherwise disposing of the Collateral; and (e) preparation for any of the foregoing, whether or not any legal or other proceeding is brought or other action is taken.

    As Built Survey. Upon completion of construction, Borrower shall deliver to Lender, at Borrower's expense, an as-built ALTA survey of the Loveland Premises and the Thornton Premises.

  NEGATIVE COVENANTS

  From and after the Closing and until all of the Obligations are fully paid and performed, Borrower agrees that:

    Organization and Status of Borrower; Preservation of Name and Existence. Borrower will not amend, restate, supplement, or terminate its organizational documents in any manner that might reasonably be expected to result in a Material Adverse Change. Without providing at least 45 days prior written notice to Lender, Borrower will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number, if it has one, or, if Borrower does not have an organizational identification number and later obtains one, Borrower will immediately notify Lender of such organizational identification number.

    Fundamental Changes. Borrower will not dissolve or liquidate.

    Leases. Borrower will not agree to any amendment to the Leases that could reasonably be expected to result in a Material Adverse Change without Lender's prior written consent.

    Assignments by Borrower; Prohibited Transactions. Borrower acknowledges that Lender has relied both on the business experience and creditworthiness of Borrower and upon the particular purposes for which Borrower intends to use the Premises in entering into this Agreement. Without the prior written consent of Lender, in Lender's sole and absolute discretion, (a) Borrower will not assign, transfer, convey, pledge or mortgage its interest in this Agreement or the other Loan Documents, whether by operation of law or otherwise; and (b) no Change of Control shall occur.

  DEFAULT AND REMEDIES

    Defaults. The following constitute events of default (each, an "Event of Default"):

        Monetary Defaults. If any Obligation for the payment of money is not paid on or before the due date and such failure continues without being fully cured within 10 days following written notice to Borrower of such failure.

        Non Monetary Defaults. If Borrower fails to observe or perform any of the covenants, conditions, or obligations of this Agreement or any of the other Loan Documents other than those referred to in the preceding subsections and such failure continues without being fully cured within 30 days following written notice to Borrower of such failure. However, if any such failure is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default (unless otherwise expressly provided) if during such 30-day period, Borrower begins to cure the failure and then diligently pursues the cure to completion, except that in no event will the cure period under this subsection exceed 90 days from the date Borrower receives the notice from Lender.

        Bankruptcy Events. The occurrence of a Bankruptcy Event.

        Any other Event of Default under and as defined in the other Loan Documents.

    Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Obligations to be due and payable without presentment, demand, protest or further notice of any kind. Borrower waives notice of intent to accelerate the Obligations and notice of acceleration. In addition to declaring the Obligations due and payable, Lender may exercise, at its option, concurrently, successively or in any combination, all rights and remedies now or in the future available under any of the Loan Documents or at law or in equity. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender's rights to realize upon or enforce its rights with respect to any security now or in the future held by Lender, and Lender is entitled to enforce this Agreement and its rights and remedies with respect to any such security in such order and manner as it may in its absolute discretion determine.

    Lender's Right to Cure. Lender may, at its option and without any obligation to do so, pay, perform, and discharge any and all amounts, costs, expenses and liabilities that are Borrower's responsibility under any of the Loan Documents if Borrower fails to timely pay, perform or discharge the same after 30 days prior written notice to Borrower of Lender's intent to take any such action, and all amounts reasonably expended by Lender in so doing shall become part of the Obligations, secured by the lien of the Deeds of Trust, and shall be immediately due and payable by Borrower to Lender on demand.

    Default Interest. Any amounts not paid to Lender when due (including amounts due by reason of acceleration) shall bear interest from the due date until paid, at a rate per annum equal to the "Default Rate," as defined in the Note.

  Assignments by Lender

    Right to Assign; Lender Transfers. Lender, from time to time, may assign, sell, or transfer in whole or in part its interests in the Note, the Loan, or any of its rights under any of the Loan Documents, including servicing rights, whether as part of a securitization transaction or by participation, assignment, sale or other transfer (in each case, a "Lender Transfer"). Upon a Lender Transfer of Lender's entire right and interest under the Loan Documents, Lender shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Lender contained in the Loan Documents.

  GENERAL PROVISIONS

    Applicability of General Provisions. The provisions of this Article apply to this Agreement and to each of the other Loan Documents, the same as if the provisions of this Article were set forth in full in each of the other Loan Documents.

    Notices. All notices, consents, demands, and approvals required or permitted to be given pursuant to this Agreement or the other Loan Documents (each, a "Notice") shall be in writing and shall be given by hand delivery; express delivery service, freight prepaid; or by certified U.S. mail, postage prepaid, return receipt requested. Notices will be delivered or addressed to the parties at the addresses specified on the signature page or at such other address as a party may designate to the other party in writing. Notices shall be effective (a) on the date on which the notice is delivered, if notice is given by hand delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; or (c) on the date on which it is received or rejected as reflected by a receipt if given by U.S. mail, addressed and sent as aforesaid.

    Commissions. Lender and Borrower represent and warrant to each other that neither has dealt with any broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement and the other Loan Documents. Lender and Borrower shall indemnify and hold each other harmless for, from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained in this Section.

    Waiver and Amendment. None of the terms and provisions of this Agreement or the other Loan Documents shall be amended or modified, nor shall Lender have waived any if its rights under any of the Loan Documents, unless Borrower obtains the prior written consent of Lender with respect to such amendment, modification or waiver, which consent may be withheld or conditioned in the sole and absolute discretion of Lender, unless otherwise expressly provided. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

    Good Faith. In acting on any request by Borrower for a consent or approval to any matter or for a waiver with respect to any of the provisions of any of the Loan Documents, notwithstanding the fact that Lender may be entitled to withhold such consent, approval or request for a waiver in Lender's sole and absolute discretion, Lender shall act in good faith with respect to any such request for consent, approval, or waiver.

    Construction. Unless the context of this Agreement or any of the other Loan Documents clearly requires otherwise or unless otherwise expressly stated in this Agreement or such other Loan Document, this Agreement and each of the other Loan Documents shall be construed in accordance with the following:

        Use of Certain Words. References to the plural include the singular and to the singular include the plural and references to any gender include any other gender. The part includes the whole; the terms "include" and "including" are not limiting; and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in a Loan Document refer to the Loan Document as a whole and not to any particular provision of the Loan Document.

        References. References in any of the Loan Documents to "Articles," "Sections," "Paragraphs," "Exhibits," or "Schedules" are to the Articles, Sections, and Paragraphs in and the Exhibits and Schedules to such Loan Document. Article, Section, and Paragraph headings are for purposes of reference only and shall not limit or define the meaning of any provision.

        Construing the Agreement. This Agreement and the other Loan Documents have been entered into by parties who are experienced in sophisticated and complex matters similar to the transactions contemplated by this Agreement and they are being entered into by the parties in reliance upon the economic and legal bargains contained in this Agreement and the other Loan Documents and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party that prepared the instrument, the relative bargaining powers of the parties or the domicile of any party, but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties to this Agreement.

        Partial Invalidity. If any portion of this Agreement or any other Loan Document is determined to be unenforceable or invalid, such portion shall be stricken from and construed for all purposes not to constitute a part of this Agreement or such other Loan Document, and the remaining portion of this Agreement or such other Loan Document shall remain in full force and effect and shall, for all purposes, constitute the entire Agreement or Loan Document, as the case may be.

        Time of Essence; Time Periods. Time is of the essence of each provision in this Agreement and the other Loan Documents in which time is an element. If the time for the performance of any obligation or taking any action under this Agreement or such other Loan Document expires on a day other than a Business Day, the time for performance or taking such action shall be extended to the next succeeding Business Day. "Business Day" means a day when Lender is open for business other than Saturday, Sunday or a legal holiday.

        Choice of Law. Unless otherwise expressly provided in this Agreement or in any other Loan Document, this Agreement and each of the other Loan Documents shall be governed by and construed in accordance with Colorado law, without regard to its principles of conflicts of law.

    Transaction Characterization. The Loan Documents are a contract to extend a financial accommodation (as such term is used in the Bankruptcy Code) for the benefit of Borrower. The Loan Documents evidence one unitary, unseverable transaction pertaining to the Collateral. The business relationship created by the Loan Documents is solely that of creditor and debtor and has been entered into by the parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of Loan Document provisions is intended, nor shall be deemed or construed, to create a partnership or joint venture between Borrower and Lender, to make Borrower an agent of Lender, or to make Lender in any way responsible for the debts, obligations or losses of Borrower.

    Further Assurances; Corrections and Insertions. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement and each of the other Loan Documents.

    Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled.

    Forum Selection; Jurisdiction; Venue. Borrower consents and agrees that the state or federal courts located in the City and County of Denver, Colorado, shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or any of the other Loan Documents, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that Borrower acknowledges that any appeals from those courts may have to be heard by a court located outside of such jurisdiction; and provided further that nothing in this Agreement shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Premises are located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under the Deeds of Trust or the other Loan Documents.

    Waiver of Jury Trial. THE PARTIES, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE FINANCING CONTEMPLATED HEREBY AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

    Counterparts. This Agreement and each of the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original. Signature and acknowledgement pages may be detached from individual counterparts and attached to a single or multiple original(s) in order to form a single or multiple original(s) of a document.

    Binding Effect. This Agreement, the Note, and the other Loan Documents are binding on and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

    Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, with respect to each Premises, upon the execution and delivery of this Agreement by Borrower and Lender, any bid proposals and loan commitments, with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposals or loan commitments.

EXECUTED effective as of the date first set forth above.

BORROWER:

GOOD TIMES DRIVE THRU, INC., a Colorado corporation

By /s/ Boyd E. Hoback

Printed Name: Boyd E. Hoback

Its: President and CEO

Principal Place of Business and Address for Notices:

601 Corporate Circle

Golden, Colorado 80401

LENDER:

PFGI II, LLC, a Colorado limited liability company

By /s/ Ken Deline

Printed Name: Ken Deline

Its: Manager

Address for Notices:

3620 W. 10th St., Unit B-411

Greeley, CO  80634

Attn: Chuck Anderson

CO-MAKER:

(Executing this Agreement as to its obligation to execute the Note only)

GOOD TIMES RESTAURANTS INC., a Nevada corporation

By /s/ Boyd E. Hoback

Printed Name: Boyd E. Hoback

Its: President and CEO

EXHIBIT A

DESCRIPTION OF leases

Thornton ' Lease dated September 7, 2004 between Jordon Perlmutter & CO., a Colorado corporation, and Good Times Drive Thru Inc., a Colorado corporation, regarding the Thornton Premises.

Loveland ' Lease dated August 10, 2005 between Centerra Marketplace Properties II, LLC, a Colorado limited liability company, and Good Times Drive Thru Inc., a Colorado corporation, regarding the Loveland Premises.

Wadsworth ' Lease dated December 1, 1993, as amended by a First Amendment to Lease dated August 1, 2004, between Virginia J. Morris, Trustee of Walter R. Morris Family Trust and Walter R. Morris, Trustee of Walter R. Morris Retirement Trust and Good Times Drive Thru Inc., a Colorado corporation, regarding the Wadsworth Premises.

Youngfield ' Lease dated December 30, 1998 between 70 WBC, L.L.C., a Colorado limited liability company, and Good Times Drive Thru Inc., a Colorado corporation, regarding the Youngfield Premises.

Boulder ' Lease dated December 1, 1993 between Walter R. Morris and Walter R. Morris Retirement Trust and Good Times Drive Thru Inc., a Colorado corporation, regarding the Boulder Premises.

Ft. Collins ' Lease dated August 1, 2003 between Debora J. Robbins and Pamela K. Overmiller and Good Times Drive Thru Inc., a Colorado corporation, regarding the Ft. Collins Premises.

EXHIBIT B

legal DESCRIPTION OF premises

Thornton Premises

LOTS 1, 2, 4 AND 5, LARKRIDGE SUBDIVISION FILING NO. 1, A SUBDIVISION LOCATED IN THE WEST ONE-HALF OF SECTION 2 AND THE EAST ONE-HALF OF SECTION 3, TOWNSHIP 1 SOUTH, RANGE 68 WEST OF THE SIXTH PRINCIPAL MERIDIAN, CITY OF THORNTON, COUNTY OF ADAMS, STATE OF COLORADO, ACCORDING TO THE OFFICIAL MAP THEREOF RECORDED OCTOBER 27, 2004 IN THE OFFICE OF THE CLERK AND RECORDER OF ADAMS COUNTY, COLORADO UNDER INSTRUMENT NO. 20041027001078770.

Loveland Premises

LOT 1, BLOCK 1, AMENDED PLAT OF TRACT A AND LOT 2, ROCKY MOUNTAIN VILLAGE 8TH SUBDIVISION, TO THE CITY OF LOVELAND, COUNTY OF LARIMER, STATE OF COLORADO.

AND

PARCEL I: LOT 1, BLOCK 1, ROCKY MOUNTAIN VILLAGE TWELFTH SUBDIVISION, TO THE CITY OF LOVELAND, COUNTY OF LARIMER, STATE OF COLORADO.

PARCEL II: OUTLOT A, C AND E, ROCKY MOUNTAIN VILALGE TWELFTH SUBDIVISION TO THE CITY OF LOVELAND, COUNTY OF LARIMER, STATE OF COLORADO.

PARCEL III: EASEMENTS AND OTHER RIGHTS CONTAINED IN OPERATION AND EASEMENT AGREEMENT FOR CENTERRA MARKETPLACE II DATED EFFECTIVE OCTOBER 14, 2004 AND RECORDED OCTOBER 14, 2004 AT RECEPTION NO. 20040101536, COUNTY OF LARIMER, STATE OF COLORADO

PARCEL IV: LOT 8, BLOCK 1, McWHINNEY TENTH SUBDIVISION, TO THE CITY OF LOVELAND, COUNTY OF LARIMER, STATE OF COLORADO.

PARCEL V: EASEMENTS AND OTHER RIGHTS CONTAINED IN THE OPERATION AND EASEMENT AGREEMENT BY AND BETWEEN DAYTON HUDSON CORPORATION AND McWHINNEY HOLDING COMPANY, LLC, RECORDED MARCH 3, 1998 AT RECEPTION NO. 98015993, COUNTY OF LARIMER, STATE OF COLORADO.

PARCEL VI: LOTS 1, 2 AND 3, BLOCK 1, AND OUTLOT A, ROCKY MOUNTAIN VILLAGE THIRTEENTH SUBDIVISION TO THE CITY OF LOVELAND, COUNTY OF LARIMER, STATE OF COLORADO.

Wadsworth Premises

LOT 4, WESTGLENN SUBDIVISION FILING NUMNBER 7, JEFFERSON COUNTY, COLORADO.

Youngfield Premises

LOT 2, BLOCK 1, 70 WEST BUSINESS CENTER SUBDIVISION FILING NO. 3, A RE-SUBDIVISION OF LOT 4, LOT 6, AND A PART OF LOTS 1 AND 7, 70 WEST BUSINESS CENTER AND LOT 1 AND LOT 2, 70 WEST BUSINESS CENTER SUBDIVISION FILING NO. 2 SITUATED IN THE NW 1/4 OF SECTION 29, T. 3 S., R. 69 W., OF THE 6TH P.M., CITY OF WHEAT RIDGE, COUNTY OF JEFFERSON, STATE OF COLORADO.

Boulder Premises

FRAUEHAUF PLAZA, A SUBDIVISION IN THE CITY OF BOULDER, COUNTY OF BOULDER, STATE OF COLORADO.

Ft. Collins Premises

PARCEL 1: A PART OF BLOCK 115, HARRISON'S ADDITION TO THE CITY OF FORT COLLINS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF LOT 8 IN SAID BLOCK 115; THENCE SOUTH, ALONG THE EAST LINE OF SAID BLOCK, 74.98 FEET TO THE NORTHEAST CORNER OF A TRACT DESCRIBED I BOOK 1253 AT PAGE 315, THENCE WEST, ALONG THE NORTH LINE OF SAID TRACT DESCRIBED IN BOOK 1253, AT PAGE 315, A DISTANCE OF 85 FEET; THENCE SOUTH PARALLEL WITH THE EAST LINE OF SAID BLOCK 115, A DISTANCE OF 25.01 FEET TO A POINT ON THE SOUTHERLY LINE OF LOT 7 IN SAID BLOCK, THENCE WEST, ALONG SAID SOUTHERLY LINE, 40 FEET; THENCE NORTH, PARALLEL WITH THE EAST LINE OF SAID BLOCK, 100 FEET TO A POINT ON THE NORTH LINE OF SAID LOT 8; THENCE EAST, ALONG SAID NORTH LINE, 125 FEET TO THE POINT OF BEGINNING, COUNTY OF LARIMER, STATE OF COLORADO.

PARCEL 2: THE WEST 65 FEET OF LOTS 7 AND 8, IN BLOCK 115, HARRISON'S ADDITION TO THE CITY OF FORT COLLINS, COUNTY OF LARIMER, STATE OF COLORADO TOGETHER WITH THE EAST 1/2 OF VACATED ALLEY.